As filed with the Securities and Exchange Commission on July  13, 1999
                                                  Registration No. 333-______
          ==========================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ____________

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ____________

                             COMMAND SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

     Delaware                                           06-1135009
(State or other jurisdiction of incorporation      (I.R.S. Employer
or organization)                                   Identification Number)


                            76 Batterson Park Road
                             Farmington, CT 06032
                                (860) 409-2000

   (Address, including zip code, of registrant's principal executive offices)

               1997 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN
                   STOCK OPTION AGREEMENT WITH RUSSELL ADAMS
                STOCK OPTION AGREEMENT WITH PAMELA A. BRODERICK
                 STOCK OPTION AGREEMENT WITH STEPHEN C. CHASSE
                  STOCK OPTION AGREEMENT WITH ROBERT B. DIXON
                   STOCK OPTION AGREEMENT WITH GLENN M. KING
                 STOCK OPTION AGREEMENT WITH HOLLY R. NEUMANN
                STOCK OPTION AGREEMENT WITH WILLIAM L. TAMBURRO
                 STOCK OPTION AGREEMENT WITH DAVID R. WHEELAND

                           (Full title of the plans)
                                 ____________

                               Edward G. Caputo
                     President and Chief Executive Officer
                             COMMAND SYSTEMS, INC.
                            76 Batterson Park Road
                             Farmington, CT  06032
                                (860) 409-2000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ____________

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               PAUL JACOBS, ESQ.
                            WARREN J. NIMETZ, ESQ.
                          Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                           New York, New York 10103
                                (212) 318-3000
                           Facsimile: (212) 752-5958
                                  ___________

        ===============================================================


                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Securities to be registered      Amount to be           Proposed maximum            Proposed maximum          Amount of
                                         registered(1)      offering price per share     aggregate offering price   registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per           56,500(2)              $  4.00(5)                  $  226,000.00             $ 63.00
share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per           99,825(3)              $  9.00(5)                  $  898,425.00             $250.00
share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per           17,500(3)              $ 12.00(5)                  $  210,000.00             $ 58.00
share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per           15,175(3)              $  2.81(5)                  $   42,642.00             $ 12.00
share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per          295,000(4)              $ 2.375(6)                  $  700,625.00             $195.00
share
------------------------------------------------------------------------------------------------------------------------------------
     Total                                484,000                                             $2,077,692.00             $578.00
====================================================================================================================================

(1) An additional indeterminable number of shares are also being registered to cover any adjustments required by anti-dilution provisions in the number of shares issuable upon the exercise of options granted under the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan (the "Stock Plan") and the option agreements (the "Option Agreements") relating to options which were not granted under the Stock Plan.
(2) Represents 56,500 shares underlying options granted to certain employees under the Option Agreements.
(3)  Represents shares underlying options granted under the Stock Plan.
(4) Represents 295,000 shares which may be issuable upon the future grant of options, if any, under the Stock Plan.
(5) Represents the price at which outstanding options may be exercised under the applicable option grants.
(6) The price is estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee and represents the average of the high and low prices of Command
     Systems, Inc. Common Stock as reported on The Nasdaq National Market on July 7, 1999.

                                      PART II

     The documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who are awarded options and stock grants under the Command Systems, Inc. (the "Company" or the "Corporation") 1997 Employee, Director and Consultant Stock Plan, and to each of Russell Adams, Pamela A. Broderick, Stephen C. Chasse, Robert B. Dixon, Glenn M. King, Holly R. Neumann, William L. Tamburro and David R. Wheeland (the "Former Shadow Stock Optionholders") and are not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999, as filed with the Commission on May 17, 1999.

          (2) The Company's annual report on Form 10-K for the year ended December 31, 1998, as filed with the Commission on March 31, 1999.

          (3) The description of the Company's common stock contained in its Registration Statement on Form 8-A as filed with the Commission on February 13, 1998.


     In addition to the foregoing, all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Delaware Law

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Company's Amended and Restated Certificate of Incorporation

     Article NINTH of the Company's Amended and Restated Certificate of Incorporation provides as follows:

          NINTH: (i) To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors, officers and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, however, that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the By-Laws of the Corporation may provide that the Corporation shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and other agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

     (ii) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (iii) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article NINTH.

     (iv) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such director or officer. The indemnification and rights to advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Paragraph 1 of this Article NINTH, shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of sor organization)uch repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

     Article TENTH of the Company's Amended and Restated Certificate of Incorporation provides as follows:

     TENTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article VIII of the Company's By-Laws provides as follows:

     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

     Section 3. Right of Indemnitees to Bring Suit. If a claim under Section 1 or 2 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.
If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

     Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

     Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6.  Indemnification of Employees and Agents of the Corporation.
The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The Company has obtained insurance which insures the officers and directors of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such officers and directors.

Item 7.      Exemption from Registration Claimed.

     Not applicable.

Item 8.      Exhibits.

     5       Opinion of Fulbright & Jaworski L.L.P.

     4.1 *   1997 Employee, Director, Consultant and Stock Plan.

     4.2 Stock Option Agreement between Command Systems Incorporated and Russell Adams, dated March 5, 1997.

     4.3 Stock Option Agreement between Command Systems Incorporated and Pamela A. Broderick, dated March 5, 1997.

     4.4 Stock Option Agreement between Command Systems Incorporated and Stephen C. Chasse, dated March 5, 1997.

     4.5 Stock Option Agreement between Command Systems Incorporated and Robert B. Dixon, dated March 5, 1997.

     4.6 Stock Option Agreement between Command Systems Incorporated and Glenn M. King, dated March 5, 1997.

     4.7 Stock Option Agreement between Command Systems Incorporated and Holly R. Neumann, dated March 5, 1997.

     4.8 Stock Option Agreement between Command Systems Incorporated and William L. Tamburro, dated March 5, 1997.

     4.9 Stock Option Agreement between Command Systems Incorporated and David R. Wheeland, dated March 5, 1997.

     23.1    Consent of Ernst & Young LLP, independent auditors.

     23.2 Consent of Fulbright & Jaworski L.L.P. (contained in their opinion constituting Exhibit 5).

     24      Power of Attorney (included in signature page).

____________

*    Incorporated by reference to the registrant's Amendment No. 4 to Form S-
         1 Registration Statement and Post-Effective Amendment No. 5 to Form S-1 Registration Statement on Form S-1 (Registration No. 333-66809 and 333-43877).


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, Connecticut on the 30th day of June, 1999.

                                    COMMAND SYSTEMS, INC.

                                    By:  /s/ Edward G. Caputo
                                         ---------------------------------------
                                         Edward G. Caputo
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward G. Caputo and Stephen L. Willcox, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                 Title                                    Date
---------                 -----                                    ----

/s/ Edward G. Caputo      President, Chief Executive Officer and   June 30, 1999
------------------------    Chairman of the Board (Principal
    Edward G. Caputo        executive officer)

/s/ Stephen L. Willcox    Executive Vice President, Chief          June 30, 1999
------------------------    Operating Officer, Secretary and
    Stephen L. Willcox      Director (Principal financial
                            officer)

/s/ Robert B. Dixon       Vice President of Finance and Treasurer  June 30, 1999
------------------------    (Principal accounting officer)
    Robert B. Dixon

/s/ John J.C. Herndon     Director                                 June 30, 1999
------------------------
    John J.C. Herndon

/s/ James M. Oates        Director                                 June 30, 1999
------------------------
    James M. Oates

/s/ Joseph D. Sargent     Director                                 June 30, 1999
------------------------
    Joseph D. Sargent

INDEX TO EXHIBITS

Exhibit  Description
 No.     -----------
 ---

  5      Opinion of Fulbright & Jaworski L.L.P.

  4.1 *  1997 Employee, Director, Consultant and Stock Plan.

  4.2    Stock Option Agreement between Command Systems
         Incorporated and Russell Adams, dated March 5, 1997.

  4.3    Stock Option Agreement between Command Systems
         Incorporated and Pamela A. Broderick, dated March 5, 1997.

  4.4    Stock Option Agreement between Command Systems
         Incorporated and Stephen C. Chasse, dated March 5, 1997.

  4.5    Stock Option Agreement between Command Systems
         Incorporated and Robert B. Dixon, dated March 5, 1997.

  4.6    Stock Option Agreement between Command Systems
         Incorporated and Glenn M. King, dated March 5, 1997.

  4.7    Stock Option Agreement between Command Systems
         Incorporated and Holly R. Neumann, dated March 5, 1997.

  4.8    Stock Option Agreement between Command Systems
         Incorporated and William L. Tamburro, dated March 5, 1997.

  4.9    Stock Option Agreement between Command Systems
         Incorporated and David R. Wheeland, dated March 5, 1997.

  23.1   Consent of Ernst & Young LLP, independent auditors.

  23.2 Consent of Fulbright & Jaworski L.L.P. (contained in their opinion constituting Exhibit 5).

  24     Power of Attorney (included in signature page).
__________________

* Incorporated by reference to the registrant's Amendment No. 4 to Form S-1 Registration Statement and Post-Effective Amendment No. 5 to Form S-1 Registration Statement on Form S-1 (Registration No. 333-66809 and 333-43877).